U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person:
                  Scott Lindenberger
                  913 West Fletcher #2
                  Chicago, Illinois 60657

2.       Date of Event Requiring Statement - (Month/Day/Year)
                  05/05/99

3.       IRS or Social Security Number of Reporting Person (Voluntary):

4.       Issuer Name and Ticker or Trading Symbol:
                  Origin Investment Group, Inc.
                  OTC-Bulletin Board Symbol = OGNI

5.       Relationship of Reporting Person to Issuer (Check all applicable):
                  _______ Director                    _______ 10% Owner

                  ___X___ Officer (give title below)  ____ Other (specify below)

                  Corporate Secretary, Vice President/Operations

6.       If Amendment, Date of Original (Month/Year): None


             Table I - Non-Derivative Securities Beneficially Owned

1.       Title of Security:
                  None

2.       Amount of Securities:
                  None

3.       Ownership:
                  None

4.       Nature of Indirect Beneficial Ownership:
                  None


               Table II--Derivative Securities Beneficially Owned
         (e.g.,puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security:
                  None.

2.       Date Exercisable and Expiration:
                  None.

3.       Title and Amount of Securities:
                  None.

4.       Conversion or Exercise Price of Derivative Security:
                  None.

5.       Ownership Form of Derivative Security:
                  None.

6.       Nature of Indirect Beneficial Ownership:
                  None

Explanation of Responses:

                 Not Applicable.



                                   /s/  Scott K. Lindenberger
                                   -----------------------------
                                   **Signature of Reporting Person


                                        5/5/99
                                   -----------------------------
                                   Date